Exhibit 99.1

99 Cent Stuff, Inc. Reports Third Quarter Financial Results

New Store Openings and Improved Comparable Store Performance Fuel Record Net Sales and Increased Gross Margin

BOCA RATON, Fla.--(BUSINESS WIRE)--Oct. 21, 2004--99 Cent Stuff, Inc. (OTCBB:NNCT - News) announced today its financial results for the three months ended September 30, 2004.

Third quarter net sales increased by $2.4 million, or 25.3%, to $11.9 million, up from $9.5 million in 2003. Same-store net sales increased $0.9 million, or 9.6%.

“The company is making steady progress with its expansion plans and operations,” said Raymond Zimmerman, chairman & chief executive officer. “Better merchandising and inventory levels are beginning to pay off, resulting in comparable store sales growth and gross margin percentage improvement.”

Gross profit increased $0.8 million, or 29.9%, to $3.3 million in 2004 from $2.5 million in 2003. As a percentage of net sales, gross profit margin increased one full percentage point to 27.7% in 2004 from 26.7% in 2003.

Initiated in the first quarter of 2004, the company’s import program is beginning to accelerate, with new merchandise arriving for sale during the fourth quarter. Opportunity buys have been made in several high margin categories, including toys, giftware, trim-a-tree and housewares, enabling the company to offer its customers a more consistent product mix during the holiday season.

Selling, general and administrative expenses (SG&A) increased $0.9 million to $4.2 million, or 26.5% in the quarter. As a percentage of net sales, SG&A increased to 35.8% in 2004 from 35.4% in 2003, which was primarily due to a combination of expenses for new store openings and costs related to the two September hurricanes in the company’s geographic area, plus increases in wages and related benefits and occupancy costs.

99 Cent Stuff opened two new stores during the third quarter, Pembroke Pines and Hialeah. A new Kendall location will be opening in the fourth quarter.

Operating loss for the quarter increased $132,000, or 16%, to $957,000, versus $825,000 for the prior year period. This can be attributed to the SG&A expenses and cost increases explained above. Operating loss continued to decrease as a percentage of net sales to 8.1% in 2004 from 8.7% in 2003.

Interest expense was reduced by $0.2 million, or 59.1%, to $0.1 million during the quarter from $0.3 million in 2003. The company decreased its debt and borrowed at lower interest rates. As a percentage of net sales, interest expense decreased by two-thirds from 3.3% to 1.1%.

Net sales for the nine months ended September 30, 2004 increased $4.8 million, or 16.9%, to $33.5 million, up from $28.7 million in 2003. Same-store net sales for locations open during all of both periods, increased $2.4 million, or 8.5%, compared to the prior year.

Gross profit for the nine months ended September 30, 2004 increased $1.7 million, or 22.4%, to $9.4 million in 2004 from $7.7 million in 2003. Gross profit percentage increased to 27.9% in 2004 from 26.7% in 2003.

SG&A for the nine months ended September 30, 2004 increased $1.7 million, or 16.9%, to $11.6 million in 2004 from $9.9 million in 2003 for the reasons discussed in the third quarter SG&A section.

Operating loss for the nine months ended September 30, 2004 decreased $0.1 million, or 1.8%, to $2.2 million in 2004 from $2.3 million in 2003. As a percentage of net sales, operating loss decreased 1.3 percentage-points to 6.6%, down from 7.9%, in 2003.

Year-to-date interest expense decreased $0.7 million, or 65.3%, to $0.4 million from $1.1 million in 2003. As a percentage of net sales, interest expense decreased 2.6 percentage-points, to 1.1% in 2004 from 3.7% in 2003.

As a result of the above factors, net loss decreased $0.7 million, or 22.6%, to $2.6 million for the first three quarters of 2004 from $3.3 million in 2003.

About 99 Cent Stuff:

Founded in 1999, 99 Cent Stuff, Inc. (http://www.99centstuff.com) is a Florida-based single-priced value discount retailer of primarily name brand, consumable merchandise that operates 14 retail stores in South Florida. The stores offer a wide assortment of regularly available consumer goods as well as a broad variety of quality, closeout merchandise. Every product is sold at 99 cents, including extra value savings of two or three items sold together for 99 cents. The stores feature consumer staples such as produce and bread to encourage customers to visit the stores frequently.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from what is expressed or implied by such forward-looking statements.

The company’s future operating results are dependent upon many factors, including but not limited to: (a) those risks and uncertainties related to general economic conditions in the U.S., including regulatory factors that may affect such economic conditions (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage existing and potential market opportunities and (c) other risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004		2003

Net sales	$11,847	100.0%	$9,456	100.0%	$33,542	100.0%	$28,689	100.0%

Comp. Stores increase		9.6%		11.8%		8.5%		8.5%

Cost of goods sold	8,568	72.3%	6,932	73.3%	24,172	72.1%	21,036	73.3%

Gross profit	3,279	27.7%	2,524	26.7%	9,370	27.9%	7,653	26.7%

Selling, general and administrative expenses	4,236	35.8%	3,349	35.4%	11,597	34.6%	9,921	34.6%

Loss from operations	(957)	(8.1%)	(825)	(8.7%)	(2,227)	(6.6%)	(2,268)	(7.9%)

Other income (expense):
Other income	23	0.2%	19	0.2%	46	0.1%	38	0.1%
Interest expense	(126)	(1.1%)	(308)	(3.3%)	(371)	(1.1%)	(1,068)	(3.7%)
Total other income (expense)	(103)	(0.9%)	(289)	(3.1%)	(325)	(1.0%)	(1,030)	(3.6%)

Loss before provision for income taxes	(1,060)	(8.9%)	(1,114)	(11.8%)	(2,552)	(7.6%)	(3,298)	(11.5%)

Provision for income taxes	-	0.0%	-	0.0%	-	0.0%	-	0.0%

Net loss	$(1,060)	(8.9%)	$(1,114)	(11.8%)	$(2,552)	(7.6%)	$(3,298)	(11.5%)

Net loss per share, basic and diluted	$(0.18)		$(0.23)		$(0.47)		$(0.69)

Weighted average number of common and
common equivalent shares outstanding -
basic and diluted	5,834		4,824		5,487		4,775

Contact:

     99 Cent Stuff, Inc., Boca Raton

     Investor Relations:

     Raymond Zimmerman, 561-999-9815, Ext. 201

     rz@99centstuff.com

     or

     Barry Bilmes, 561-999-9815, Ext. 209

     barry.bilmes@99CentStuff.com

     or

     For 99 Cent Stuff, Inc.

     Boardroom Communications

     Media:

     Don Silver or Vicky Agnew, 954-370-8999

     donsil@boardroompr.com